Exhibit 99.1

[GLOBAL ENTERTAINMENT LOGO]
                                                For Further Information Contact:
                      NEWS RELEASE                   Richard Kozuback, President
                                                Global Entertainment Corporation
                                                                    480-994-0772

                                                        Rudy R. Miller, Chairman
                                                                The Miller Group
                                              Investor Relations for the Company
                                                                    602-225-0505
                                                         geco@themillergroup.net


Global Entertainment Corporation
4909 East McDowell Road, Suite 104
Phoenix, Arizona 85008-4293
480-994-0772

    Global Entertainment Corporation and City of Rio Rancho, New Mexico Sign Memorandum of Understanding and Intent for New Multi-Purpose Events Center

     PHOENIX, ARIZONA, NOVEMBER 18, 2004 -- GLOBAL ENTERTAINMENT CORPORATION (OTCBB: GECO) - an integrated entertainment company, today announced that it has signed a Memorandum of Understanding and Intent with the City of Rio Rancho, New Mexico to build a 6,500 fixed seat Multi-Purpose Events Center located within a proposed master planned downtown district in Rio Rancho. The project value is approximately $34 million. The Global Entertainment team and their partners in the project made a public presentation of the proposal in Rio Rancho.
Participating in the presentation were representatives of the City of Rio Rancho, Sandoval County, Rio Rancho Chamber of Commerce, Rio Rancho Sports Advisory Council, Rio Rancho Convention and Visitors Bureau, Staubach Retail Development, the New Mexico Scorpions, and architects and planners.

     The project will be constructed in conjunction with urban entertainment, lifestyle retail and city government facilities in phases over a number of years. The first phase of 25 acres is to be completed for the fall of 2006. The planned Events Center will be multi-purpose, accommodating a wide variety of events, ranging from trade shows and conventions to graduation ceremonies, concerts and other quality entertainment, sporting events and civic functions. The New Mexico Scorpions, a member of the Central Hockey League, operated by a subsidiary of Global Entertainment, will serve as an anchor tenant. Approximately 130 various event days are planned yearly for the facility.

     "We are thrilled to announce this proposal with the City of Rio Rancho and look forward to developing an outstanding multi-use facility for its citizens," said Rick Kozuback, president and chief executive office of Global Entertainment. "We feel strongly that this project will receive tremendous support and become a significant addition to Rio Rancho's rapidly growing infrastructure."

     Rio Rancho is a very progressive community with extensive plans to accommodate their growing population that has sustained a 4.31% annual population growth rate since 1990 according to the US Census Bureau. The proposed site is located just 29 miles from the heart of downtown Albuquerque.

                                                                         more...

Global Entertainment Corporation and City of Rio Rancho, New Mexico Sign Memorandum of Understanding and Intent for New Multi-Purpose Events Center November 18, 2004
Page 2

Visit our web sites:
www.centralhockeyleague.com                      www.globalentertainment2000.com
www.GetTix.Net                                   www.Cragar.com


Global Entertainment Corporation is an integrated entertainment company, arena development, and licensing company with five subsidiaries. The WPHL, INC., through a joint operating agreement with the Central Hockey League (CHL), is the operator and franchisor of professional minor league hockey teams in seven states. INTERNATIONAL COLISEUMS COMPANY serves as project manager for arena development and is responsible for management agreements associated with arena facility operations. GLOBAL ENTERTAINMENT MARKETING SYSTEMS pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL ENTERTAINMENT TICKETING is an in-house ticketing company for sports and entertainment venues. CRAGAR INDUSTRIES, INC. is the licensor for its nationally recognized, branded products CRAGAR(R), TRU=SPOKE(R), CRAGAR S/S(R) and STREET PRO(R).

     Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

     Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

     These factors are discussed in greater detail in the company's Annual Report on Form 10-KSB for the year ended May 31, 2004, as filed with the Securities and Exchange Commission.


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